Exhibit 10.4

          THIS AMENDED AND RESTATED AGREEMENT, made and entered into initially as of the 31st day of December, 2003 (the “2003 Agreement”), and amended and restated this 29th day of December 2008, but effective as of January 1, 2007, by and between GUARANTY BANK & TRUST COMPANY, a West Virginia state-chartered banking institution (hereinafter the “Employer”), and MARSHALL E. CARTWRIGHT (hereinafter the “Employee”).

W I T N E S S E T H

          A.          Employer is engaged in the banking business in Huntington, West Virginia;

          B.          Employer and Employee entered into the 2003 Agreement to evidence the terms and conditions upon which Employee would be employed by Employer; and

          C.          Both parties desire to amend and restate the terms and conditions of the employment of Employee by Employer; and

          D.          The 2003 Agreement has been amended and restated as of January 1, 2007 to include requirements under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

          NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises, and the mutual covenants and promises contained herein, the parties agree as follows:

          1.          Employment. Employer hereby employs Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth.

          2.          Term. Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on January 1, 2004 and terminate on December 31, 2008, provided, however, that this Agreement shall automatically be renewed for successive one (1) year terms thereafter and the termination date shall automatically extend for one additional year unless either party gives the other written notice of his or its intention not to renew this Agreement at least sixty (60) days prior to the expiration of then current term.

          3.          Duties. Employee is being employed by Employer in the capacity of Senior Vice President and shall perform all duties incident to that office. In addition, Employee shall perform such other duties as may, from time to time, be assigned to Employee by the Board of Directors of Employer.

          Employee agrees that he will at all times faithfully, industriously and, to the best of his ability, experience and talents, perform all duties that may be required of and from him pursuant to the terms hereof to the reasonable satisfaction of Employer.

          4.          Employee Compensation. Employer shall pay Employee the following compensation:

                      A.          Salary. Employer shall pay to Employee compensation during the first year of the term of this Agreement at an annual rate of Seventy Three Thousand Dollars ($73,000.00). For each additional successive one (1) year term, the compensation to be paid by Employer to Employee shall be renegotiated for such term, but in no event shall such compensation be less than compensation paid to Employee during the prior year unless agreed to by the Employee.

                      B.          Performance Bonus. Employee shall be entitled to participate in any management performance program adopted by the Bank for the employees of the Bank.

                      C.          Employee Benefits. Employer shall provide, and Employee shall be entitled to receive, the employee benefits provided by Employer to all employees in accordance with the personnel policy to be adopted by the Board of Directors of Employer.

                      D.          Stock Incentive Program. Employee shall be entitled to participate in the Guaranty Bank and Trust Company, 1999 Stock Incentive Plan, and any successor plan.

                      E.          Change in Control. Following a Change in Control, as defined herein, Employee shall receive a continuation of salary and benefits (as described in Paragraphs 4(A) and 4(C) and in effect at the time of Change of Control) for a period of time equal to the greater of the number of years remaining on the Term of this contract or three (3) years. For purposes of this paragraph, “Change in Control” shall mean a change in the ownership of the Employer or its holding company, Guaranty Financial Services, Inc. (“GFS”), a change in the effective control of the Employer or GFS, or a change in the ownership of a substantial portion of the assets of the Employer or GFS, in each case as provided under Section 409A of the Code and the regulations thereunder.

                      If the Employee is deemed to be a “Specified Employee”, as defined herein, then payment of his benefits under this Section E that is payable because Employee’s employment terminates as set forth in the preceding provisions, shall be delayed until six (6) months and one (1) day after the date the benefit under such provisions is payable, unless the Employee dies between such date and the payment date, at which time all such benefits shall then commence. “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation, any stock in which is publicly traded on an established securities market or otherwise, and as is further defined in Proposed Regulations 1.409A-1(i)(1) or any other regulation finally adopted with respect to Section 416(i) of the Code.

                      F.          Expenses. Employee shall be reimbursed for reasonable expenses incurred by Employee for promoting the Employer’s business, including expenses for entertainment, travel, and similar items in accordance with Employer=s Expense Reimbursement Policy and upon Employee’s periodic presentation of an itemized account of such expenditures.

                      G.          Country Club Dues. Employee shall continue as a member of Guyan Golf and Country Club. Employer shall pay for the monthly capital assessments, dues and any taxes thereon.

                      H.          Other Employee Benefits. All other benefits of employment available generally to other employees of Employer shall be made available to Employee.

        5.          Termination of Employment. Employee’s employment may be terminated in the following manner:

                     A.          Termination for Cause. Employee’s employment may be terminated for Cause by the Employer. For purpose of this Agreement for “Cause” means:

1)
A material breach of this Agreement by Employee, including the failure of Employee to comply with the directions of the Board of Directors of Employer or the policies, standards and regulations established from time to time by the Board, provided any such violation has continued uncured for a period of more than 10 days after Employer has given written notice thereof to Employee.

2)	Employee is charged with commission of a felony or misdemeanor involving moral turpitude.

3)	Embezzlement by Employee or other misappropriation of Employer’s assets, Employee’s personal dishonesty or Employee’s breach of fiduciary duty involving personal profit.

4)	Employee’s intentional, willful gross misconduct or gross neglect of duties which has resulted or could reasonably be expected to result in material economic damage to Employer.

5)	The conduct of unethical business practices in connection with Employer’s business.

          If Employee’s employment is terminated pursuant to this paragraph 5A, Employer shall pay to Employee the compensation payable to Employee for the month in which such termination occurs, prorated to the day of termination, including payment of accrued vacation, holiday and other benefits described herein. After such payment is made, Employer shall have no further financial obligation to Employee pursuant to this Agreement. Regardless of the effective date of termination of Employee’s employment hereunder, Employer may require Employee to quit Employer’s premises at any time following delivery of written notice of termination hereunder.

                     B.          Death During Employment. If Employee shall die during the term of his employment, Employer shall pay to the Employee’s personal representative the compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs. Said compensation shall include any and all accrued vacation, holiday, and any other benefits accrued pursuant to this Agreement. After such payment, the Employer shall have no further financial obligation to Employee or to his estate pursuant to this Agreement.

                     C.          Disability During Employment. In the event of Employee’s Disability as defined herein, any illness or accident renders Employee totally disabled, Employer’s obligations under this Agreement shall terminate once the Employee is eligible for disability benefits under the Employer’s Disability Policy, but in no event longer than one hundred twenty (120) days following such total disability. “Disability” shall mean Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12 months).

                     D.          Voluntary Resignation by Employee. Employee may resign voluntarily at any time upon giving Employer at least thirty (30) days written notice of his resignation. Employee shall be paid all benefits accrued through the date of resignation.

                     E.          Return of Property. Upon termination of employment for any reason whatsoever, Employee shall deliver to Employer, at Employer’s place of business, any automobile or other equipment and supplies furnished to Employee by Employer.

          6.          Covenant Not to Compete.

                      A.          As additional consideration for the execution and delivery of this Agreement by Employer, Employee agrees that for a period of three (3) years following termination of Employee=s employment for any reason (including his resignation as set forth in paragraph 5D) other than (i) the failure of Employer to renew the term of this Agreement as permitted in paragraph 1 above or (ii) the breach by Employer of this Agreement, Employee shall not become an employee, officer, director, consultant to, representative of, an independent contractor with, agent of, or a stockholder owning ten percent (10%) or more of the issued and outstanding stock of any banking institution, bank holding company, or other entity that competes directly or indirectly with Employer within fifty (50) miles of the city limits of Huntington, West Virginia as such city limits are so constituted at the time of termination of Employer=s employment. Ownership of stock in any entity whose stock is traded on a nationally recognized stock exchange shall not violate this provision.

                     B.          Employee agrees that monetary damages for the breach of this covenant would be inadequate, and that, in the event of any threatened or actual breach, hereof, Employer shall be entitled to specific enforcement of this covenant through injunction or other relief in a court of appropriate jurisdiction.

                     C.          In the event any part of this covenant is found to be unenforceable for any reason, the remainder of such covenant shall nonetheless remain in full force and effect.

          7.          Waiver of Breach.

                       A.          General Waiver. Employee’s breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Employee. Employee’s waiver of Employer’s breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Employer.

                       B.          Damages for Breach of Contract. If this Agreement is breached by either party hereto which results in damages to the other party, the other party may recover from the breaching party such damages as may be sustained.

          8.          Assignment. This Agreement may not be assigned by Employee.

          9.          Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail, return receipt requested, to Employee’s residence or to Employer’s principal office, as the case may be.

          10.        Modification or Termination of Agreement. This Agreement may not be modified or terminated orally. No modification or termination or attempted waiver shall be valid unless in writing, signed by the party against whom the same is sought to be enforced. The agreements, warranties and representations contained in this Agreement shall survive and remain in full force and effect following the termination of this Agreement.

          11.        Successors and Assigns. Subject to the provisions of Paragraph 8 above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs at law, assigns and successors in interest.

          12.        Headings. The headings in this Agreement are used solely for convenience and not to be used in construing or interpreting this Agreement.

          13.        Severability. If one or more of the provisions herein is found to be unenforceable, illegal or contrary to public policy, this Agreement will remain in full force and effect, except for the unenforceable provision.

          14.        Entire Agreement. This Agreement represents the entire agreement between the parties.

          15.        Governing Laws. The laws of the State of West Virginia govern this Agreement.

          16.        Section 409A. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A of the Code, the parties shall reform the provision, provided such reformation shall not subject the Employee to additional tax or interest. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

               This instrument is signed and sealed as of the date first above written.

GUARANTY BANK & TRUST COMPANY,
a West Virginia state-chartered banking institution

By	/s/ Marc A. Sprouse

Printed Name:	Marc A. Sprouse

Title:	President and Chief Executive Officer

/s/ Marshall E. Cartwright
MARSHALL E. CARTWRIGHT